Exhibit 99

28405 Van Dyke Avenue Warren, Michigan 48093 www.AssetAcceptance.com

Contact:
Noel Ryan III Lambert, Edwards & Associates, Inc. 616-233-0500 / aacc@lambert-edwards.com
Asset Acceptance Capital Corp. Announces First Quarter 2007 Results
Reports Record Cash Collections, Gains in Account Representative Productivity
Warren, Mich., April 26, 2007 — Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced first quarter 2007 results, highlighted by a 7.2 percent improvement in cash collections and an overall account representative productivity increase of 28.6 percent.
Asset Acceptance reported cash collections of $95.9 million in the first quarter ended March 31, 2007 — the highest single-quarter cash collections in the history of the Company, versus cash collections of $89.4 million in the same period of 2006.
Total revenues were essentially flat at $67.3 million for the first quarter 2007, compared to total revenues of $67.4 million in the first quarter of 2006. Net income for the quarter was $9.9 million, or $0.28 per fully diluted share, compared to net income of $12.6 million, or $0.34 per fully diluted share, for the first quarter of 2006. Earnings Before Interest, Taxes, Depreciation and Amortization, including purchased receivable amortization (“Adjusted EBITDA”), increased 7.7 percent in the first quarter 2007 to $46.2 million when compared to the year-ago period. Please refer to the table on page 4, which reconciles net income according to Generally Accepted Accounting Principles (“GAAP”) to Adjusted EBITDA.
“Entering 2007, we have mapped a clear vision for the future, driven by a sustained focus on growing cash collections, leveraging our associate talent, improving operating efficiency through long-term cost savings initiatives and finally, by identifying new revenue opportunities of strategic interest for Asset Acceptance,” said Brad Bradley, Chairman, President and CEO of Asset Acceptance Capital Corp. “We are encouraged by our performance in the first quarter of 2007, highlighted by the strongest quarter of cash collections ever achieved in our 45 year history. Importantly, first quarter cash collections grew at a faster rate than in each of the three previous quarters. We look forward to building on this momentum as we move forward through the remainder of the year.”
Although cash collections increased in the quarter compared to the year-ago period, purchased receivable revenues declined by $0.5 million or 0.7 percent due to higher amortization rates on 2006 purchases and a $4.5 million net impairment charge on purchased receivables. Performance has been better than initially expected on portfolios purchased during 2006. The amortization rate on 2006 purchases was 38.2% in the first quarter compared to amortization on 2005 purchases of 27.3% in the year ago quarter. The Company provided the following details regarding purchased receivable revenues:

Asset Acceptance First Quarter 2007 Results
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	3 months ended March 31, 2007
Year of			Amortization	Weighted		Net	Zero Basis
Purchase	Collections	Revenue	Rate	Avg. Yield(1)		Impairments	Collections
2001 and prior	$10,330,950	$10,244,254	0.8%	N/M	%	$—	$10,166,762
2002	12,016,761	7,943,214	33.9	26.01		216,800	4,554,522
2003	16,780,060	11,649,217	30.6	15.03		763,300	2,676,504
2004	14,034,358	9,179,365	34.6	7.64		1,931,000	768,617
2005	14,740,661	10,436,031	29.2	4.98		934,000	10,536
2006	26,513,052	16,379,887	38.2	4.41		628,000	285,541
2007	1,437,508	950,066	33.9	2.63		—	—

Totals	$95,853,350	$66,782,034	30.3	7.25		$4,473,100	$18,462,482

	3 months ended March 31, 2006
Year of			Amortization	Weighted		Net	Zero Basis
Purchase	Collections	Revenue	Rate	Avg. Yield(1)		Impairments	Collections
2001 and prior	$14,410,828	$12,669,200	12.1%	N/M	%	$(10,000)	$10,462,591
2002	16,082,438	12,078,566	24.9	15.13		108,000	2,767,420
2003	23,807,397	17,456,259	26.7	12.31		1,134,000	3,054,016
2004	18,245,705	12,616,974	30.8	6.57		339,000	422,081
2005	16,430,263	11,939,277	27.3	4.61		1,123,000	—
2006	413,227	504,504	(22.1)	1.87		—	—
2007	N/A	N/A	N/A	N/A		N/A	N/A

Totals	$89,389,858	$67,264,780	24.8	8.67		$2,694,000	$16,706,108

(1)	Weighted average yield is the average monthly yield determined by dividing purchased receivable revenues recognized in the period by the average of the beginning monthly carrying values of the purchased receivables for the period presented.
During the first quarter of 2007, the Company invested $36.6 million to purchase charged-off consumer debt portfolios with a face value of $772.0 million, representing a blended rate of 4.74 percent of face value. This compares to the prior-year first quarter, when the Company invested $26.3 million to purchase consumer debt portfolios with a face value of $723.9 million, representing a blended rate of 3.63 percent of face value. All purchase data is adjusted for buybacks.
“In keeping with our proven approach to purchasing charged-off consumer receivables, we remained disciplined yet opportunistic buyers of both traditional and non-traditional asset classes in the first quarter,” said Bradley. “We purchased portfolios in the first quarter of 2007 with an average price paid ranging from a low of 1.0 cent on the dollar to a high of 9.3 cents on the dollar. Even though our average purchase price paid in each quarter of 2006 was less than the price paid in the first quarter of 2007, our range of average purchase price paid on a portfolio by portfolio basis in all of 2006 generally ranged from a low of one-tenth of a cent on the dollar to a high of 11.5 cents on the dollar. We believe the price paid is directly related to the quality or

Asset Acceptance First Quarter 2007 Results
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collectability of any given portfolio and we continue to emphasize the long-term multiple of purchase price collected as the relevant measure by which to assess the success of our investments.”
First Quarter 2007: Key Financial Highlights

•	Total revenues declined 0.1 percent to $67.3 million in the current quarter, versus $67.4 million in the prior year first quarter.

•	Cash collections increased 7.2 percent to $95.9 million in the current quarter, versus $89.4 million in the prior year first quarter.

•	Net income decreased 21.8 percent to $9.9 million in the current quarter, versus net income of $12.6 million in the prior year first quarter. Net income per fully diluted share decreased to 0.28, compared with net income per fully diluted share of 0.34 in the prior year quarter.

•	Total operating expenses were $51.3 million, or 53.4 percent of cash collections. This compares with operating expenses of 53.2 percent of cash collections during the same period last year and 53.7 percent for the full year 2006.

•	Traditional call center collections were $47.4 million, an increase of 4.1 percent from the same period last year and 49.4 percent of total cash collections.

•	Legal collections for the quarter were $35.9 million, an increase of 9.1 percent from the same period last year and 37.4 percent of total cash collections.

•	Other collections, including forwarding, bankruptcy and probate collections, accounted for $12.6 million or the remaining 13.2 percent of cash collections.

•	Quarterly account representative productivity on a full-time equivalent basis was $53,988, an increase of 28.6 percent from the first quarter 2006.

•	Asset Acceptance collected on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators during the first quarter of 2007 and continues to maintain a diverse mix of asset types in its consumer debt portfolios.

“As part of our long-term commitment to improving Company-wide operating efficiency, we remain focused on staffing our business with the most capable, performance-oriented talent in the market,” continued Bradley. “We are encouraged by the productivity of both our new and tenured account representatives during the first quarter, highlighted by a 28.6 percent increase in account representative productivity on a full-time equivalent basis, when compared to the year- ago period. Our ongoing cost reduction plan, which includes the consolidation of call center operations and relocation of associates to locations with unused capacity, is anticipated to provide the Company with increased cost savings beginning in 2008.”

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Mark Redman, Senior Vice President—Finance and CFO of Asset Acceptance Capital Corp., concluded: “We achieved record cash collections during the first quarter, as account representative productivity increased significantly from the year-ago period. We continue to generate healthy cash flows from operations, as evidenced by the $46.2 million in Adjusted EBITDA we earned in the first quarter — an increase of 7.7 percent when compared to the year-ago period. In the last two quarters we have invested a total $98.6 million in purchased receivables which is more than we invested in any full year prior to 2005 and very close to 2005’s $99.6 million invested net of buybacks. We are encouraged by the performance on the 2006 portfolios at this stage. However, because our portfolios are long term investments, we remain focused on generating long-term collections.”
Reconciliation of GAAP Net Income to Adjusted EBITDA (Unaudited)

The Company provided the following table which reconciles GAAP net income, as reported, to Adjusted EBITDA. The Company indicated the measure “Adjusted EBITDA” is the basis for the management bonus program and a similar computation is used in the line of credit financial covenants. The Company believes that Adjusted EBITDA, which is generally cash collections less operating expenses (other than non-cash operating expenses, such as depreciation and amortization) represents the Company’s cash generation which can be used to purchase receivables, pay down debt, pay income taxes, return to shareholders and for other uses. Adjusted EBITDA, which is a non GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, Adjusted EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	3 months ended March 31,
	2007	2006
Net income	$9,851,253	$12,590,095

Add: interest income and expense (net), income taxes, depreciation	7,253,151	8,115,501
Add (subtract): (gain) loss on disposal of assets	(5,415)	145
Add (subtract): other (income) expense	(12,209)	9,539

Subtotal	17,086,780	20,715,280

Change to balance of purchased receivables	29,509,791	22,628,425
Non-cash revenue	(438,475)	(503,347)

Adjusted EBITDA	$46,158,096	$42,840,358

Cash collections	$95,853,350	$89,389,858
Other revenues, net	523,993	116,205
Operating expenses	(51,302,724)	(47,555,467)
Depreciation & amortization	1,088,892	889,617
(Gain) loss on sale of equipment	(5,415)	145

Adjusted EBITDA	$46,158,096	$42,840,358

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First Quarter 2007 Earnings Conference Call

Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live Web cast of the call, please go to the investor section of the Company’s web site at www.AssetAcceptance.com. A replay of the Web cast will be available until April 26, 2008.
About Asset Acceptance Capital Corp.

For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.
Asset Acceptance Capital Corp. Safe Harbor Statement

This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, ability to achieve anticipated cost savings from office closings without the disruption of collections associated with these offices, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to

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update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” or similar headings and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

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Supplemental Financial Data

(Unaudited, Dollars in Millions, except
collections per account representative)	Q1‘07	Q4‘06	Q3‘06	Q2‘06	Q1‘06
Total revenues	$67.3	$61.5	$59.2	$66.8	$67.4
Cash collections	$95.9	$81.0	$80.9	$89.6	$89.4
Operating expenses to cash collections	53.4%	56.2%	53.0%	52.7%	53.2%
Traditional call center collections	$47.4	$38.1	$37.2	$43.2	$45.5
Legal collections	$35.9	$32.2	$33.7	$35.3	$32.9
Other collections	$12.6	$10.7	$10.0	$11.1	$11.0
Amortization rate	30.3%	24.9%	26.2%	28.6%	24.8%
Collections on fully amortized portfolios	$18.5	$16.4	$15.8	$17.2	$16.7
Core amortization rate (Note 1)	37.6%	31.2%	32.6%	35.4%	30.4%
Investment in purchased receivables (Notes 2 & 3)	$36.6	$62.0	$27.5	$18.9	$26.3
Face value of purchased receivables (Notes 2 & 3)	$772.0	$2,523.2	$774.4	$528.3	$723.9
Average cost of purchased receivables (Notes 2 & 3)	4.74%	2.46%	3.55%	3.57%	3.63%
Number of purchased receivable portfolios (Note 3)	33	31	24	20	17
Collections per account representative FTE (Note 4)	$53,988	$42,208	$38,082	$42,515	$41,995
Average account representative FTE’s (Note 4)	897	872	936	995	1,084

Note 1:	Core amortization rate is amortization divided by collections on non-fully amortized portfolios.

Note 2:	All purchase data is adjusted for buybacks.

Note 3:	Excludes the portfolios acquired through the PARC stock purchase in Q2 ‘06. The portfolio of accounts were valued at $8.3 million with a face value of $1.1 billion, or 0.75 percent of face value.

Note 4:	Excludes PARC’s FTE account representatives for periods prior to January 1, 2007.

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Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three months ended March 31,
	2007	2006
Revenues
Purchased receivable revenues, net	$66,782,034	$67,264,780
Other revenues, net	523,993	116,205

Total revenues	67,306,027	67,380,985

Expenses
Salaries and benefits	22,448,455	23,325,502
Collections expense	23,069,940	18,814,848
Occupancy	2,339,385	2,174,856
Administrative	2,213,356	2,350,499
Restructuring charges	148,111	—
Depreciation and amortization	1,088,892	889,617
(Gain) loss on disposal of equipment	(5,415)	145

Total operating expenses	51,302,724	47,555,467

Income from operations	16,003,303	19,825,518
Other income (expense)
Interest income	15,727	580,957
Interest expense	(263,818)	(177,544)
Other	12,209	(9,539)

Income before income taxes	15,767,421	20,219,392
Income taxes	5,916,168	7,629,297

Net income	$9,851,253	$12,590,095

Weighted average number of shares:
Basic	34,718,820	37,213,179
Diluted	34,725,992	37,243,261
Earnings per common share outstanding:
Basic	$0.28	$0.34
Diluted	$0.28	$0.34

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Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$9,724,661	$11,307,451
Purchased receivables, net	307,983,677	300,840,508
Property and equipment, net	12,233,421	12,708,611
Goodwill	14,323,071	14,323,071
Income taxes receivable	—	3,235,426
Other assets	7,929,013	8,167,755

Total assets	$352,193,843	$350,582,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$3,772,846	$3,666,042
Accrued liabilities	13,664,655	13,026,622
Line of credit	7,000,000	17,000,000
Income taxes payable	1,445,956	—
Deferred tax liability, net	60,830,004	60,632,218
Capital lease obligations	55,926	79,821

Total liabilities	86,769,387	94,404,703

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued shares — 37,250,389 and 37,225,275 at March 31, 2007 and December 31, 2006, respectively	372,504	372,253
Additional paid in capital	161,934,996	161,841,103
Retained earnings	144,095,753	134,244,500
Common stock in treasury; at cost, 2,551,764 shares at March 31, 2007	(40,978,797)	(40,279,737)

Total stockholders’ equity	265,424,456	256,178,119

Total liabilities and stockholders’ equity	$352,193,843	$350,582,822

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Asset Acceptance Capital Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2007	2006
Cash flows from operating activities
Net income	$9,851,253	$12,590,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,088,892	889,617
Deferred income taxes	197,786	1,042,794
Share-based compensation expense	94,144	204,755
Net impairment of purchased receivables	4,473,100	2,694,000
Non-cash revenue	(438,475)	(503,347)
(Gain) loss on disposal of equipment	(5,415)	145
Changes in assets and liabilities:
Increase in accounts payable and other liabilities	744,837	4,854,096
Decrease (increase) in other assets	73,747	66,592
Increase (decrease) in income taxes payable	4,681,382	5,100,000

Net cash provided by operating activities	20,761,251	26,938,747

Cash flows from investing activities
Investment in purchased receivables, net of buy backs	(36,214,485)	(25,432,528)
Principal collected on purchased receivables	25,036,691	19,934,425
Purchase of property and equipment	(454,785)	(2,078,772)
Proceeds from sale of property and equipment	11,493	—

Net cash used in investing activities	(11,621,086)	(7,576,875)

Cash flows from financing activities
Borrowings under line of credit	17,000,000	—
Repayment of line of credit	(27,000,000)	—
Repayment of capital lease obligations	(23,895)	(38,410)
Purchase of treasury shares	(699,060)	(302,406)

Net cash used in financing activities	(10,722,955)	(340,816)

Net (decrease) increase in cash	(1,582,790)	19,021,056
Cash at beginning of period	11,307,451	50,518,934

Cash at end of period	$9,724,661	$69,539,990

Supplemental disclosure of cash flow information
Cash paid for interest	$208,083	$132,239
Cash paid for income taxes	1,037,000	1,506,093
Non-cash investing and financing activities:
Capital lease obligations incurred	—	24,171